ARTICLE 10 - ETHICS

Employees must act honestly, loyally and professionally with respect to the company at all times. Employees must be guided in their professional and personal conduct by the basic principles of respecting:

-- the letter and spirit of all statutory, regulatory, professional and ethical obligations, HSBC standards and internal procedures;
--  the company's interests, image and reputation;
--  market integrity.

In fulfilling their contractual obligations, given the statutory provisions and the provisions of the relevant collective agreements, employees must:

-- follow the instructions given by their line manager authorized to direct, supervise and monitor the performance of the tasks concerned;
-- act courteously and appropriately (in terms of language, attitude and dress) in dealings with customers, line managers, colleagues and any other parties that they deal with.

Any employees with doubts over the compliance of any operation with the above-mentioned principles and the ethical provisions set out below must inform their line manager as soon as possible or, otherwise, their human resources manager or compliance manager. Any questions or doubts about/over the application or interpretation of the ethical provisions and any applications for waivers must be addressed to the local compliance manager.

I. GENERAL PROVISIONS

1.1 COMPLIANCE WITH PROFESSIONAL SECRECY / CONFIDENTIALITY OBLIGATION

Employees are obliged to respect professional secrecy under the conditions laid down by law (Articles L.511-33 and L.571-4 of the Monetary and Financial Code, Article 226-13 of the Criminal Code and Act 68-678 of 26th July 1968). Failure to do so is punishable by a prison term and a fine in accordance with the provisions of the Criminal Code.

Respecting professional secrecy entails obligations towards both customers and the company. Employees must not disclose any information about customers or their transactions, commercial or financial information or information about the company employees to other members of staff or outside parties except in the cases provided for by law and in the normal course of their duties or if the organization of the HSBC group provides for information sharing within the framework of properly approved processes.

Employees have a duty of discretion with respect to anyone who does not need to know confidential information given their duties, including company staff. They must take appropriate measures to protect the confidentiality of information and documents with respect to any unauthorized person whether inside or outside the company.

Confidential company documents, irrespective of the format (hard copy, computerized, etc), must not be kept at any employee's home.

Employees are not permitted to enter restricted access areas if they are not authorized to do so except where specifically required by their duties and with prior permission from their line manager and/or compliance manager.

Employees are not permitted to communicate personal details about any other company employee unless such communication is provided for by statutory or regulatory provisions.

Employees are reminded that professional secrecy and their duty of confidentiality continue to apply after their contract of employment ends.

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1.2 PREVENTING MONEY LAUNDERING, TERRORISM AND CORRUPTION

The banking profession has an important part to play in preventing laundering, terrorism and corruption.

a) Employees are reminded that laundering means facilitating, via any means, the deceitful justification of the origin of the goods or income of the perpetrator of a criminal offence from which the perpetrator has profited directly or indirectly. Participating in the investment, dissimulation or conversion of the direct proceeds of a criminal offence also constitutes laundering. Laundering is punishable by a prison term and a fine in accordance with the provisions of the Criminal Code.

   Employees must apply the procedures put in place in order to comply with the requirements of vigilance and information laid down by the laws and regulations concerning the participation of financial institution in preventing laundering. The company's duty of vigilance in respect of preventing the financing of terrorism, laundering and corruption first requires good customer information, which is needed to be able to assess the economic and financial justification of transactions performed by customers via the company.

   If any transaction or information raises suspicions of laundering, employees must immediately inform their line manager and the relevant compliance manager. Employees must be particularly vigilant in respect of transactions initiated by customers or intermediaries that appear unusual, notably in terms of the amount involved, the frequency, nature or geographical origin of such transactions, the legal and financial arrangements involved, the economic justification of such transactions and, in the case of a company, the compliance thereof with its corporate aims. Employees are not permitted to disclose information or doubts about/over suspected laundering to the customer concerned or to any unauthorized person. Breaches of this rule are punishable under the criminal law.

b) Employees must not participate in any forms of corruption whatsoever and therefore are not permitted to offer, promise or grant any financial benefit or other type of advantage in the company's name, directly or indirectly, notably to representatives of a government or public sector organization, to political candidates or representatives, or to private sector employees or executives that might lead such persons to influence any decision or action or, notably, help the HSBC group to obtain or retain the benefit of any contracts.

   Any employees acting in good faith that notify actions that might constitute corruption of which they learn in the course of their duties will not risk any disciplinary action unless they are the perpetrator of such corruption or an accomplice thereto.

1.3 CONFLICTS OF INTEREST

   Employees must avoid putting themselves in any situation of a conflict of interest, as defined in the glossary. A conflict of interest may arise from the relations between an employee and the company, from the relations between an employee and a customer or from the company's business relations, so employees must immediately inform their line manager, the business's HR department and the local compliance manager of potential conflict of interest situations and must follow the instructions given to them in order to manage such situations.

   Employees are not permitted to:

- carry out any operations whatsoever to obtain a personal advantage therefrom, direct or indirect, on their own account or on behalf of any other party, without prior permission, where such operations might constitute a conflict of interest or for which the company might be found liable or that might harm the company's interests or reputation;
- agree to manage the accounts of customers where there is obviously a conflict of interest between the employee and customer concerned;
- use the influence resulting from their position within the HSBC group or information, resources or services to which they have access in order to obtain a direct or indirect personal advantage.

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Moreover, accepting duties in a personal capacity outside the HSBC France Group must not, in any circumstances, lead third parties to believe that the granting of director mandates, consultancy tasks or any other position will enable them to obtain a privileged position in their business relations with the Group.

Additional provisions for the prevention of conflicts of interest apply to gifts and benefits (paragraph 1.6), external appointments (paragraph 1.4) and personal transactions (section II).

1.4 DIRECTORSHIP AND OTHER EXTERNAL APPOINTMENTS ON BEHALF OF NON-GROUP
    ENTITIES

Any employees taking a directorship with another company or performing any role involving making decisions on behalf of another company must obtain prior agreement from their line manager. This provision does not apply to appointments in respect of totally non-work related activities e.g. residents associations, sports clubs, charities.

Employees must ensure that their external directorships do not prevent them working properly for the company.

The practical arrangements for declaring directorship and external appointments and the prior approval thereof are defined by an internal procedure.

1.5 CUSTOMER RELATIONS

Employees must act honestly, loyally and professionally in customers' best interests within the framework of the legislative and regulatory provisions and the internal procedures. They must have the best possible customer knowledge and appropriately assess customers' competence, experience and financial knowledge with respect to the nature of transactions or services. In particular, employees must ensure that they:

-   precisely identify the customers they deal with;
- provide customers with clear, exhaustive information about the nature and risks of the products and services offered and ensure that they are appropriate for the customer's needs and category;
- do not commit the company in fields outside their sphere or beyond the powers conferred upon them.

Employees must not give customers any guarantee of gains or protection against any losses outside the products and procedures provided for this purpose.

Each account manager must develop, in the company's interest, the customer base allocated to him/her without this position giving personal rights over such customers under any circumstances.

1.6 GIFTS, BENEFITS AND INVITATIONS

Employees undertake to refrain from soliciting or accepting any gifts, benefits, invitation or remuneration in any form whatsoever, directly or indirectly, that might compromise their impartiality or independent decision-making from customers, intermediaries, suppliers, prospects or competitors that the company does (or may potentially) do business with. Conversely, employees are not permitted to offer benefits, remuneration, gifts or invitations to such parties with the same intention. For the sake of clarity, these provisions notably refer to:

- sums of money;

- services in any form whatsoever, offered free of charge or at abnormally low rates;
- private trips: travel tickets (notably air tickets), hotel or apartment accommodation or any other holiday facilities;
- paying the expenses of the spouse, children or any other family members;
- supplying goods or services
  with unusual reductions;
- making loans on terms not corresponding to normal market conditions.

In any event, employees must not accept any gift or benefit offered in the work context that is estimated to be worth more than the amount defined in an internal procedure, which also defines the circumstances in which gifts, benefits and invitations received or offered in the work context must be declared, authorized or refused.

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Compliance checks are made to ensure that the rules on gifts, benefits and invitations are followed. In case of doubt or a commercial problem arising from the refusal of a gift or an invitation, employees may refer the matter to the compliance manager for the business concerned, who will define the dividing line between accepting normal civilities that facilitate the course of trade and obtaining undue favors that prejudice the company's smooth operation and are morally reprehensible.

1.7 PROTECTING THE COMPANY'S REPUTATION AND IMAGE

Employees must take care to protect the group's reputation by observing the highest standards of conduct at all times and refraining from any act that might harm the reputation or image of the company or the HSBC group.
Employees must, before giving any speech, making any comment, publishing any document or participating in any conference relating to their duties within the HSBC group, obtain permission from their line manager, who may liaise with the head of communications.

Employees are not permitted to use the name of the company or HSBC or the company's business contacts (internal or external) to obtain any personal advantage or within the framework of an outside position held in a private capacity.

1.8 MARKET INTEGRITY

a) Employees must comply with the statutory and regulatory provisions and with the internal procedures intended to ensure respect for market integrity and to prevent the undue and improper use or circulation of inside information that might lead to a criminal offence, insider dealing or price manipulation. The notion of inside information is defined in the glossary. In order to prevent any breaches, lists of prohibited securities and securities under surveillance are drawn up notably in order to prevent, restrict or suspend transactions in financial instruments that might be made directly or indirectly by employees on their own account or on behalf of UCITS vehicles, customers or the company in the event of inside information being held.

     Employees must refrain from using the inside information that they obtain in the course of their duties or fortuitously outside the work context in performing transactions in the financial instruments to which this information pertains or in financial instruments relating thereto on their own account or on behalf of third parties (notably customers and anyone that an employee has family ties or close ties with). Employees must notably refrain from:

     - communicating inside information to anyone outside the normal course of their duties or for purposes other than those for which such information was communicated to them;

     - recommending someone else, on the basis of inside information, to acquire or dispose of the financial instruments to which such information pertains or financial instruments related thereto or to arrange to have such instruments acquired or disposed of by another party.

In any event, employees must also refrain from:

     - performing transactions or issuing orders that give or might give false or misleading indications about the supply of, demand for or prices of financial instruments;
     -  misusing information about customer orders awaiting execution;
     - passing on rumors or unconfirmed information originating from intermediaries or customers that might prejudice market integrity.

All employees liable to receive inside information about current plans and financial transactions within the HSBC group in the course of their duties are included in a list of insiders and informed of the obligations arising from the possession of such information.

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Important: any breach of the obligations described above or, more generally, the regulatory provisions on market integrity may lead to official or judicial penalties being imposed on both the legal entities and private individuals implicated, notably company employees.

b) Employees must display vigilance in respect of transactions ordered by customers. If, after a critical analysis, any transaction raises suspicions of market abuse, employees must immediately inform their line manager or the local compliance manager. Employees are not permitted to disclose information or doubts about/over suspected market abuse to the customer concerned, to anyone with ties with the customer or to any unauthorized person. Breaches of this rule are punishable under the criminal law.

1.9 MONITORED TELEPHONE CONVERSATIONS

Telephone conversations are monitored or recorded in order to check the propriety of the transactions performed and the compliance thereof with customer instructions, the operative regulations and internal procedures. Employees concerned by monitoring systems are not permitted, in particular, to:

     - accept or receive customer orders on unrecorded telephones;

     - use company or personal mobile phones or equivalent systems such as a Blackberry to receive or transmit customer instructions or perform commercial transactions;

     - accept customer orders outside the specified hours or outside the company except with their line manager's formal agreement or in circumstances that comply with the internal procedures.

II. EMPLOYEES' PERSONAL TRANSACTIONS

2.1 PROVISIONS APPLICABLE TO ALL EMPLOYEES

Employees that perform transactions on financial instrument markets must always observe the normal procedures applicable to private customers. Employees are not permitted under any circumstances to transmit directly on the market orders on their own account or on behalf of anyone that they have family ties or close ties with or where they have a significant interest in the result of the transaction.

Transactions performed by employees must not adversely affect the normal performance of their tasks or duties or the fulfillment of their obligations towards the company.

Employees performing financial instrument transactions on their own account or on behalf of anyone that they have family ties or close ties with or where they have a significant interest in the result of the transaction are subject to the market integrity provisions set out in paragraph 1.8. Accordingly, they are not permitted to perform personal transactions based on inside information about an issuer or an issuer's plans or operations on their own account or on behalf of anyone that they have family ties or close ties with or where they have a significant interest in the result of the transaction.

In the context of their personal transactions, employees must refrain from:

- performing transactions that might lead to conflicts of interest with customers or the company;
- initiating transactions that might lead to financial commitments that could not be covered by existing funds or that would exceed their financial resources;
- initiating transactions that might affect their reputation or the HSBC group's reputation or interests;
- performing transactions that they are
  not permitted to perform on their own account or on behalf of anyone that they have family ties or close ties with or where they have a significant interest in the result of the transaction, or arranging for such parties to perform such transactions;
- performing a transaction with a customer acting as the counterparty.

Any employee undertaking actions on behalf of the HSBC group or any external appointments on behalf of non-group entities must comply with the governance and ethical rules applicable to personal transactions of the company where he/she holds an office.


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Employees are not permitted to trade in derivatives based on financial instruments issued by the HSBC group except for hedging purposes.

2.2 SPECIFIC PROVISIONS APPLICABLE TO CERTAIN EMPLOYEE CATEGORIES

Certain employees have a specific ethical status in respect of personal transactions because of their duties within the company. Employees in regular or permanent contact with issuers or issuers' operations and/or that have access to confidential information about customers or transactions concluded with or on behalf of customers or that are involved in activities liable to generate conflicts of interest are considered as:

1. sensitive staff if they are in contact with an issuer (paragraph 2.2.1);

2. highly sensitive staff where they have access to confidential information about customers or transactions concluded with or on behalf of customers or where they are involved in activities liable to generate conflicts of interest (paragraph 2.2.2).

Employees with access to information about the HSBC group's business, future development and/or strategy that could influence the prices of HSBC group securities are considered as "restricted", i.e. subject to restrictions on dealing in group securities (paragraph 2.2.3) . Such employees are obliged to comply with the provisions of the general regulations of the Autorite des Marches Financiers (financial markets authority) concerning personal transactions and the restrictive provisions on personal transactions set out below.

SENSITIVE STATUS

Any employees that come into contact with issuers in the course of their duties within the company are liable to have access to confidential information about such issuers or to be placed in conflicts of interest with such issuers. Such employees are considered as sensitive staff and are disqualified from performing personal transactions in the financial instruments issued by such issuers on their own account or on behalf of anyone that they have family or close ties with. This disqualification also applies to the direct line managers of such employees. Waiver applications may be made to the local compliance manager in exceptional situations.

HIGHLY SENSITIVE STATUS

Employees involved in activities liable to give rise to conflicts of interest with customers or with access to inside information or other confidential information about customers or transactions concluded with or on behalf of customers are considered as highly sensitive staff and are subject to restrictive provisions on personal transactions in financial instruments.
2.2.2.1 Highly sensitive staff categories

The following are categorized as highly sensitive staff:

- Management Committee members;
- Management Committee members' PAs;
- portfolio managers and their assistants;
- cash and equity managers;
- market operators habitually receiving, transmitting and executing market orders on behalf of customers, UCITS vehicles or the company;
- middle office managers;
- the internal compliance and monitoring manager habitually involved in second level ongoing monitoring, market risk monitoring and periodical audits;
- any employee undertaking actions on behalf of UCITS vehicles in a personal or representative capacity,

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

- anyone identified by their line manager as involved in activities liable to lead to a conflict of interest or with access to inside information or other confidential information about customers or transactions concluded with or on behalf of customers;

- the line managers of the persons listed above. 2.2.2.2 Provisions applicable to highly sensitive staff

A)   TRANSACTIONS CONCERNED

The notion of a personal transaction is defined in the glossary.

B)   APPLICABLE PRIOR AUTHORISATION PROCEDURE

Employees must obtain authorisation from the local compliance manager before dealing on a market and therefore transmitting an order for a financial instrument on their own account or on behalf of anyone that they have family ties or close ties with or where they have a significant interest in the result of the transaction. The validity of any such authorisation is limited to the stock exchange business day following the authorisation date. In the case of limited orders, employees must ensure that the order is executed during the period of validity of the authorisation or reapply for authorisation until the order is executed.

Prior authorisation must be requested for transactions performed by employees:

- on their own account;

- on behalf of anyone that they have family ties or close ties with or where they have a significant interest in the result of the transaction.

The cases where the prior authorisation procedure does not apply are notably specified in paragraph (e) below.

All applications for prior authorisation and the responses thereto are kept for the purpose of checking employees' transactions.

C) PERIOD FOR WHICH SECURITIES MUST BE KEPT

Employees must retain any financial instruments subject to prior authorisation that they acquire for a period of thirty days before being able to sell them. In the event of purchases on different dates, the thirty-day period is determined by applying the "first in - first out" rule. Employees are not permitted to circumvent this rule by dealing on derivative markets.

D) PROHIBITED TRANSACTIONS

O DISQUALIFICATION FROM DEALING IN AN ISSUER'S SECURITIES

Certain employees in permanent or regular contact with issuers or the operations of one or more issuers are liable to be placed in a conflict of interest or have access to confidential information. Such employees must not perform personal transactions on their own account or on behalf of anyone that they have family ties or close ties with or where they have a significant interest in the result of the transaction in financial instruments issued by the issuers with which they are in permanent or regular contact. This disqualification may notably concern:

- anyone identified by their line manager as being in regular contact with an issuer or involved in the operations of one or more issuers;
- the line managers of the persons concerned.
  Waiver applications may be made to the local compliance manager in exceptional circumstances.

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E) EXCEPTIONS

Certain transaction categories are not subject to the prior authorisation procedure and need not be notified in accordance with paragraph (f) below, as follows:

- personal transactions performed within the framework of a mandate without any prior instruction concerning the transaction between the portfolio manager and the person concerned or another person on whose behalf the transaction is performed, in which case the employee concerned must, on request by the local compliance manager, prove that the management powers specifically exclude the possibility of transmitting instructions for financial instruments;
- personal transactions in shares in UCITS vehicles, UCITS vehicles with streamlined investment rules without leverage (OPCVM a regles d 'investissement alleges sans effet de levier), structured funds
  (fonds a formule), index tracker vehicles, extended index tracker vehicles (OPCVM a gestion indicielle etendue) and venture capital funds, provided that the employee or the person on whose behalf the transactions are performed is not involved in the management of the UCITS vehicle, so employees must ensure that the vehicles in which they trade comply with these criteria and be able to prove this if necessary.

F) NOTIFICATION OF TRANSACTIONS

The local compliance manager must be informed immediately of transactions in financial instruments performed by or on behalf of the employees concerned according to the practical arrangements defined in the internal procedures. The notification obligation does not apply to the exceptions specified in paragraph
(e).

Employees must notify transactions performed by:

- the employee on his/her own account;
- the employee on behalf of anyone that he/she has family ties or close ties with or where he/she has an interest in the result of the transaction;
- anyone on behalf of the account of the employee.

2.2.3  RESTRICTED STATUS

Certain employees have, as a result of their duties within the company, access to information about the HSBC group's business, future development and/or strategy that could influence the prices of financial instruments issued by the group. Such employees must comply with the following provisions intended to prevent market abuse. The restrictions on personal transactions in HSBC group securities are specified in the HSBC group securities trading code.

O STAFF CATEGORIES CONCERNED

The following are concerned:

- HSBC France Executive Committee members;
- the PAs of HSBC France Executive Committee members;
- anyone identified by their line manager as having access to information about the HSBC group's business, future development and/or strategy that could influence the stock exchange prices of HSBC group securities;
- the line managers of the persons specified in the preceding sub-paragraph.

O TRANSACTIONS OR OPERATIONS CONCERNED

The following transactions/operations are concerned, among others:

- purchasing, selling or transferring any group securities;
- exercising any option in order to acquire, dispose of or transfer any group securities;
- using group securities as collateral or as a guarantee;

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- selling "H" shareholder fund shares invested in HSBC equity shares;
- hedging transactions in HSBC group securities.

The transactions/operations concerned are listed in full in the HSBC group securities trading code.

O BLACK-OUT PERIODS

Transactions in group securities

are not permitted in the following situations:

- during the black-out period corresponding to the closure periods prior to the announcement of company results and in any period when inside information exists concerning HSBC group securities;
- for short-term considerations: an investment for less than one year is considered as a short- term investment;
- where the employee has inside information on HSBC group securities.

The notion of inside information is specified in the glossary and the obligations arising from the possession of inside information are defined in section I, paragraph 1.8 concerning market integrity.
The employees concerned are informed of the black-out periods. Waivers of these provisions may be granted solely by the HSBC group Board of Directors secretariat (Group Company Secretary).

O PRIOR AUTHORISATION PROCEDURE

Outside disqualification periods, the employees concerned must, before dealing in HSBC group securities, obtain authorisation from the HSBC group Board of Directors secretariat (Group Company Secretary) according to the procedure defined in the HSBC group securities trading code. The transaction must be performed as soon as possible and, in any event, within two working days of receiving authorisation.

O NOTIFICATION OF TRANSACTIONS

The execution of the transaction must be notified immediately to the HSBC group Board of Directors secretariat (Group Company Secretary).

2.3 ATTESTATIONS

Employees must confirm, on request by the local compliance manager, that they have complied strictly with the personal transaction obligations applicable to them.

III. Checks

Transactions performed by employees are supervised, information is collected and the employer's checks on compliance with the obligations to which employees are subject are carried out, notably in the circumstances defined in Articles 12 et seq. of the rules, by the local compliance manager, whose staff has a duty of professional secrecy and confidentiality.


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ADDENDUM: CODE OF ETHICS / STAFF DEALING POLICIES AND PROCEDURES APPLICABLE TO
SINOPIA EMPLOYEES WHO MANAGE FUNDS REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940

I. INTRODUCTION

This Code Addendum is a supplement to the existing Article 10 of the SINOPIA Code of Conduct ("Code"). It describes the staff dealing policies and procedures applicable to SINOPIA's employees who manage funds registered under the United States Investment Company Act of 1940 (the "IC Act").

Rule 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act") requires registered investment advisers to adopt and enforce codes of ethics setting forth standards of conduct and that require compliance with U.S. Federal Securities Laws. Persons covered by this Code Addendum have a fiduciary duty to place the interests of clients first and to conduct all personal securities transactions in accordance with the requirements of the Code Addendum, in compliance with Federal Securities Laws, and in a manner that avoids actual or potential conflicts of interest and does not otherwise take inappropriate advantage of a client relationship or abuse a position of trust and responsibility in respect of a client. Persons covered by this Code Addendum must adhere to this general principle as well as comply with the specific provisions of this code.

II. DEFINITIONS

ACCESS PERSONS include portfolio managers, management assistants, and negotiators who are involved in the management and monitoring of any fund registered under the IC Act.

BENEFICIAL OWNERSHIP shall be interpreted subject to the provisions of Rule 16a-l(a) (exclusive of Section (a)(l) of such Rule) of the Securities Exchange Act of 1934.

CODE ADDENDUM This supplement to Article 10 of the SINOPIA Code of Conduct (the "Code") describing the staff dealing policies and procedures applicable to SINOPIA's employees who manage funds registered under the IC Act.

COVERED PERSONS are Access Persons and employees of SINOPIA who manage funds registered under the IC Act.

FEDERAL SECURITIES LAWS include the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title V of the Gramm-Leach-Bliley Act of 1999 and any rules adopted by the U.S. Securities and Exchange Commission (the "Commission") under any of these statutes; the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of Treasury.

FUND Any advisory client that is registered as an investment company under the IC Act.

III. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

     A. INSIDER TRADING

        The restrictions on insider trading are covered in Part I of Article 10, paragraph 1.8 of the Code.

     B. INITIAL PUBLIC OFFERINGS

        Covered Persons may not acquire securities in an initial public offering, excluding shares of open-end investment companies, unless pre-approved by a Compliance Officer. Written approval must be documented prior to the purchase of any securities in an initial public offering by any Covered Person.

     C. PRIVATE PLACEMENTS

        Covered Persons may not purchase or sell private placement securities (i.e., securities that are not publicly traded) unless they provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any advisory client) and the transaction is pre-approved by Compliance. Written approval must be documented prior to the purchase or sale of any privateplacement by any Covered Person.

IV. COMPLIANCE PROCEDURES

     A. PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

        The pre-clearance of personal securities transactions is covered in
        Part II of Article 10, paragraph 2.2 of the Code.

V.  REPORTING


        Every Covered Person shall provide initial and annual holdings reports, as described below, with respect to securities in which such Covered Person has any direct or indirect Beneficial Ownership. In addition, every Covered Person shall provide quarterly reports with respect to transactions in any security in which such Covered Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security. For purposes of reporting, the Code Addendum treats all securities as reportable securities, including mutual funds advised by SINOPIA, with the exceptions noted below.

  A. INITIAL AND ANNUAL HOLDINGS REPORTS

        Covered Persons must report to the Compliance Department their personal securities holdings at the time they become a Covered Person and at least annually thereafter. The initial and annual holdings reports must be current as of

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

        a date not more than 45 days prior to either the individual's becoming a covered person or the date the report is submitted.

  B.  QUARTERLY TRANSACTION REPORTS

        Quarterly transaction reports must be completed and submitted to the Compliance Department no later than 30 calendar days after the close of each calendar quarter.

  C. EXEMPT SECURITIES

        The following types of securities are exempt from the reporting provisions of the Code Addendum:

        1. Shares of money market funds, including those advised by SINOPIA or its affiliates; and

        2. Open-end investment companies, excluding any open-end investment company (other than money market funds) advised by SINOPIA.

VI. ADMINISTRATION OF CODE OF ETHICS

   A. REVIEWS

        At least annually, SINOPIA's Chief Compliance Officer, or his or her designee, will review the securities holdings and transactions of all Covered Persons for any apparent conflicts of interest or violations of the Code Addendum.

   B. INVESTMENT COMPANY REPORTING

        SINOPIA's Compliance Department will furnish to the Board of Directors/Trustees of each Fund a written report that:

        1. With respect to the Fund, describes any issues arising under the Code Addendum since the last report to the Board of Directors/Trustees, including, but not limited to, information about material violations of the Code Addendum or procedures and sanctions imposed in response to the material violations; and

        2. Certifies that SINOPIA has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code Addendum.


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